    As filed with the Securities and Exchange Commission on November 6, 1996
                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   AMNEX, INC.
             (Exact name of registrant as specified in its charter)

                      New York                       11-2790221
           (State or other jurisdiction           (I.R.S. Employer
               of incorporation)               Identification Number)

                                 101 Park Avenue
                            New York, New York 10178
                                 (212) 867-0166
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Peter M. Izzo, Jr.
                                    President
                                   AMNEX, Inc.
                                 101 Park Avenue
                            New York, New York 10178
                                 (212) 867-0166
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                  Copies of all communications and notices to:

                              Fred S. Skolnik, Esq.
                       Certilman Balin Adler & Hyman, LLP
                                90 Merrick Avenue
                           East Meadow, New York 11554
                                 (516) 296-7000


                       (Cover continued on following page)

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. [x]

                         CALCULATION OF REGISTRATION FEE


                                                       Proposed
                                     Proposed          maximum
   Title of           Amount         maximum           aggregate      Amount of
 shares to be          to be         offering price    offering     registration
  registered       registered(1)     per share (2)     price(2)         fee
  ------------------------------------------------------------------------------

Common Shares,
 par value $.001   1,513,790 shs.     $2.91(3)      $4,405,128.90    $1,334.89
 per share,
 registered for
 the benefit of
 Selling
 Shareholders
--------------------------------------------------------------------------------

                                                           TOTAL:    $1,334.89

(1) This Registration Statement also covers such additional number of Common Shares as may be issuable by reason of the operation of the antidilution provisions of certain outstanding convertible Preferred Shares and warrants.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457.
(3) Calculated in accordance with Rule 457(c). Represents the average of the high and low sale prices of the Company's Common Shares, as reported by NASDAQ, on October 30, 1996.

                                   ----------


                       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                   ----------

                              Subject to Completion
                  Preliminary Prospectus Dated November 6, 1996

                                   PROSPECTUS
                                   ----------
                                  COMMON SHARES
                                   ----------
                                   AMNEX, INC.

                  This Prospectus relates to 1,513,790 Common Shares (the "Shares") of AMNEX, Inc. (the "Company") and covers (i) the resale by a certain entity of up to 1,138,790 Common Shares issuable upon the conversion of Series G Preferred Shares of the Company; (ii) the resale by certain entities of an aggregate of 275,000 Common Shares issuable upon the exercise of certain outstanding warrants; (iii) the resale by a certain executive officer and director of the Company of 25,000 Common Shares issuable upon exercise of an outstanding warrant (such shares, as well as an additional 25,000 Common Shares covered by (iv) hereof, being subject to a one-year lock-up agreement as described under "Selling Shareholders"); and (iv) the resale by certain persons, including such executive officer and director, as well as another executive officer of the Company, of an aggregate of 75,000 Common Shares. The various persons and entities referred to in this paragraph are hereinafter referred to individually as a "Selling Shareholder" and collectively as the "Selling Shareholders". The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. See "Selling Shareholders."

                  This offering is not being underwritten. The Selling Shareholders, directly through agents designated by them from time to time or through broker-dealers or underwriters also to be designated, may sell the Shares from time to time, in or through privately negotiated transactions, or in one or more transactions, including block transactions, on the NASDAQ Small Cap Market, or on any other market or stock exchange on which the Shares may be listed in the future pursuant to and in accordance with the applicable rules of such market or exchange or otherwise. The selling price of the Shares may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the specific Shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any such agent, broker-dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Selling Shareholders" and "Plan of Distribution".

                  The Company has agreed to indemnify certain of the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Shareholders" and "Plan of Distribution".

                  The Selling Shareholders and any agents, broker-dealers, or underwriters that participate with the Selling Shareholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them, and any profit on the resale of the Shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Shareholders" and "Plan of Distribution".

        A PURCHASE OF THESE SECURITIES INVOLVES A CERTAIN DEGREE OF RISK.
                          SEE "RISK FACTORS" (PAGE 4).

                                   ----------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                  The Company's Common Shares are traded in the NASDAQ Small Cap Market under the symbol "AMXI". On , 1996, the closing price of the Company's Common Shares, as reported on the NASDAQ Small Cap Market, was $ per share.

                                   ----------

                                               , 1996

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM STANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                   ----------

                              AVAILABLE INFORMATION

                  The Company files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the
Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Furthermore, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company. The address of such Web site if http://www.sec.gov.

                                   ----------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The documents listed below have been filed by the Company with the Commission (File No. 0-17158) and are incorporated herein by reference:

                  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended (the "1995 Form 10-K").

                  (b) The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996 and June 30, 1996 (the "Forms 10- Q").

                  (c) The Company's Current Report on Form 8-K for an event dated October 4, 1995, as amended (the "October 1995 Form 8-K").

                  (d) The Company's Current Report on Form 8-K for an event dated June 28, 1996, as amended (the "June 1996 Form 8- K").

                  (e) The description of the Company's Common Shares contained in the Company's Registration Statement on Form 10, as amended.

                  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of Common Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from their respective dates of filing.

                  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than exhibits to such documents). Requests for such copies should be directed to Amy S. Gross, Secretary, AMNEX, Inc., 101 Park Avenue, New York, New York 10178 (telephone number: (212) 867-4639).

                  Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   THE COMPANY

                  The Company, through its wholly-owned subsidiaries, American Network Exchange, Inc. ("AMNEX"), Capital Network System, Inc. ("Capital"), Crescent Public Communications Inc. ("Crescent"), American Hotel Exchange, Inc. and Hospital TeleServices, Inc., and its 80%-owned subsidiary, National Business Exchange, Inc. ("NBE"), provides a variety of telecommunications and related services for operator-assisted ("0+") and direct-dialed long distance ("1+") telephone calls transmitted throughout the United States and to international points.

                  In  December   1995,   the  Company   underwent   an  internal
reorganization designed to enable it to more efficiently focus on its different lines of business. The new business units reflect the Company's plan to shift its focus from its core operator services business to higher margin telecommunications service transactions and integrated (hardware and telecommunications) services. Such new focus includes additional emphasis upon long distance services which are paid for by coins deposited in the pay telephone ("1+ Coin"), "1+" direct dial services, travel card services, the ownership and operation of private pay telephones (through the acquisition of Crescent as described in the October 1995 Form 8-K incorporated herein by reference), the provision of telecommunications products and management services to the hospitality industry and the internal capability to bill and collect calls (through the acquisition of a controlling interest in NBE, as discussed under "Subsequent Events"). Further, the reorganization is intended to enable the Company to exploit certain market niches created by the passage of telecommunications reform legislation in early 1996. See Item 1(c) of the 1995 Form 10-K incorporated herein by reference.

                  Notwithstanding the shift in focus described above, the Company intends to continue to seek consolidation opportunities for its core business. Indeed, as described in the June 1996 Form 8-K incorporated herein by reference, in June 1996, the Company acquired Capital, a company which provides telecommunications services for "0+" and "1+" telephone calls primarily from international points to locations in the United States.

                  The Company is a New York corporation which was organized on March 15, 1985. Its principal executive offices are located at 101 Park Avenue, New York, New York 10178 (telephone number: (212) 867-0166).

                                  RISK FACTORS

                  This offering entails certain risks. In analyzing such an investment, the following factors, among others, should be read and considered carefully in conjunction with the more detailed information set forth elsewhere herein.

                  1. Competition. AMNEX experiences formidable competition from AT&T, which dominates the long distance and operator service businesses, as well as from MCI, U.S. Sprint, LDDS WORLDCOM and various other third tier carriers providing "0+" services either as an adjunct to their "1+" business or as their primary business. In 1995, after several intermediate steps, the FCC finally declared AT&T to be a non-dominant carrier, thereby granting it a wide range of pricing, tariff and operational flexibility. In addition to AT&T, many local exchange carriers ("LECs"), including the Regional Bell Operating Companies ("RBOCs"), which have significantly greater resources than AMNEX, have entered the operator services business on a retail and wholesale basis. The Telecommunications Act of 1996 (the "1996 Act") allows the RBOCs to enter the long distance marketplace over time and, subject to Federal Communications Commission ("FCC") review, to participate in the selection of the interLATA and intraLATA carrier at their own payphones. The RBOCs can be expected to aggressively market their operator services in competition with AMNEX and other providers. In addition, most major interexchange carriers ("IXCs"), including MCI and U.S. Sprint, and certain major non-RBOC LECs have entered the operator services business. Further, AMNEX is aware of numerous other companies engaged in the operator services business, either directly or through other entities, some of which have significantly greater resources than AMNEX. Finally, some IXCs, notably MCI and AT&T, have introduced specialized operator service products such as 1-800-COLLECT and 1- 800-CALL ATT which compete with a portion of AMNEX's operator services offerings. AMNEX believes that these "dial around" services have had an adverse impact on its revenues. See Item 1(c) of the 1995 Form 10-K incorporated herein by reference.

                  2. Government Regulation. The Communications Act of 1934, as amended, requires that rates charged by long distance and operator service companies, such as AMNEX, be just and reasonable and grants authority to the FCC to entertain and investigate complaints regarding interstate and international services. The FCC has on several occasions proposed adoption of a system of billed party preference whereby all calls of the type currently handled by AMNEX would be routed directly to the IXC of the billed party and not through operator service companies. Although the matter is still pending before the FCC, given the age of the proceedings, the record before it and the new mandate of the 1996 Act, it is not expected that the FCC will adopt billed party preference.
However, there can be no assurances in this regard and, if such proposal is adopted, it would have a material adverse effect on AMNEX's operator service business. The FCC is also considering proposals that it adopt a rate ceiling on operator- assisted calls or require that rate information be made available prior to call completion. Although AMNEX believes that the proposals would not have an adverse impact on the overall profitability of its operator service business, no assurances can be given that the FCC will not adopt rate cap levels or notice requirements different from those proposed which would have such adverse effect.

                  In addition, AMNEX is currently authorized to provide intrastate interexchange telecommunications service on a resale basis in numerous states and its activities are regulated by public utilities commissions or commerce departments in such jurisdictions. In many such states, rate caps on operator services are in effect and/or the transmission of certain types of intrastate calls by carriers other than the local telephone companies is prohibited or restricted. AMNEX is also aware that a few states have found the provision of competitive operator services not to be in the public interest. Further, from time to time, various states consider a variety of regulatory measures which could affect the manner, terms and conditions under which AMNEX could provide service in such states. No assurances can be given that any regulations, if adopted, will not have an adverse effect on the profitability of AMNEX's services. See Item 1(c) of the 1995 Form 10-K incorporated herein by reference.

                  3. Recent Shift in Business Focus. As discussed under "The Company", the Company plans to shift its focus from its core operator services business to higher margin telecommunications service transactions and integrated (hardware and telecommunications) services. Due to the lack of operating history with respect to such new services, an evaluation of the long-term prospects of such business lines is difficult to make. See Item 1(c) of the 1995 Form 10-K incorporated herein by reference.

                  4. Material Dependence Upon Executive Officers. The Company is currently a party to employment agreements with Peter M. Izzo, Jr., President and Chief Executive Officer of the Company, Kenneth G. Baritz, Chairman of the Board of the Company, Kevin D. Griffo, Chief Operating Officer of the Company, John Kane, Executive Vice President of the Company, and Amy S. Gross, Vice President-General Counsel of the Company. Such agreements provide for an initial term ending June 25, 1997 (except for Mr. Izzo's which provides for an initial term ending June 25, 1998). Due to the expertise of the Company's executive officers in the telecommunications industry, the loss of their services could have a material adverse effect on the business and operations of the Company. In addition, although the agreements prohibit the executive officers from interfering with, among other things, customer relationships of the Company for a period of one year following the expiration of the term, none of the agreements contain any non-competition provisions. See "Subsequent Events" and Item 10 of the 1995 Form 10-K incorporated herein by reference.

                  5. No Dividends. The Company has never paid any dividends on its Common Shares and does not anticipate paying any dividends in the foreseeable future.

                  6. Priority of Preferred Shares; Potential Substantial Dilution. Holders of the outstanding Series B, Series D, Series E and Series G Preferred Shares of the Company are entitled to priority over holders of Common Shares with regard to dividends and such shares, together with the Series F Preferred Shares of the Company, are entitled to priority in the distribution of assets upon any liquidation (such shares having an aggregate current liquidation preference of approximately $10,900,000). In addition, since such outstanding Preferred Shares are convertible currently into an aggregate of approximately 4,300,000 Common Shares (an effective average conversion price of approximately $2.50 per share), there may be a resulting substantial dilution in the equity interest of holders of Common Shares.

                  There is also currently outstanding $2,225,000 in principal amount of indebtedness of the Company which is convertible into an aggregate of approximately 2,900,000 Common Shares of the Company (an effective average conversion price of approximately $.76 per share), exclusive of Common Shares issuable upon the conversion of accrued and unpaid interest thereon. Any such conversion would result in a substantial dilution in the equity interest of the holders of the Common Shares.

                  Further, there are currently outstanding options and warrants for the purchase of approximately 4,000,000 Common Shares of the Company (a substantial portion of which have exercise prices below the current market value of the Company's Common Shares). Holders of "in the money" options and warrants are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by the options and warrants. In addition, any such option and warrant exercises would result in a dilution in the equity interest of the holders of the Common Shares. Moreover, while such options and warrants are outstanding, they may adversely affect the terms on which the Company could obtain equity financing.

                                SUBSEQUENT EVENTS

                  Since the filing of the 1995 Form 10-K, in addition to those events discussed in the Forms 10-Q and the June 1996 Form 8-K incorporated herein by reference, or otherwise discussed herein, the following events occurred:

                  (i) Effective June 25, 1996, the Company entered into employment agreements with Peter M. Izzo, Jr., President and Chief Executive Officer of the Company, Kenneth G. Baritz, Chairman of the Board of the Company, Kevin D. Griffo, Chief Operating Officer of the Company, John Kane, Executive Vice President of the Company, and Amy S. Gross, Vice President - General Counsel of the Company. Such agreements provide for, among other matters, the following:(i) an initial term ending on June 25, 1997(except for Mr. Izzo's whose agreement provides for an initial term ending June 25, 1998); (ii) minimum annual compensation as follows: Mr. Izzo - $240,000; Mr. Baritz - $190,000; Mr. Griffo - $150,000; Mr. Kane - $150,000; and Ms. Gross - $115,000; (iii) the
entitlement by such persons to a bonus as follows: Mr. Izzo - 3% of the Company's consolidated pre-tax profits; Mr. Baritz - 1% of the Company's consolidated pre-tax profits; and Messrs. Griffo and Kane and Ms. Gross - participation in a bonus pool equal to an aggregate of 3% of the Company's consolidated pre-tax profits; and (iv) the entitlement by such persons to a severance payment equal to the greater of one year's minimum annual salary and the employee's total compensation for the previous 12 months (except that, for Mr. Izzo, the figures are two years and 24 months, respectively) in the event the executive officer's employment is terminated without cause, he or she resigns for good reason or his or her employment is terminated following a change in control of the Company (as defined in the employment agreements).

                  (ii) Russell K. Burbank resigned as a director of the Company in August 1996.

                  (iii) Pursuant to an Asset Purchase Agreement dated as of August 31, 1996 by and between the Company and Teleplus, Inc. ("Teleplus"), the Company acquired the rights and obligations of Teleplus pursuant to a Mexico Sales Representative Agreement dated November 3, 1993 (the "Mexico Agreement") between Teleplus and Capital. The aggregate consideration for the purchase of the Mexico Agreement consisted of $1,500,000 in cash and 1,052,336 Common Shares of the Company, issuable in two equal tranches in January 1997 and 1998, respectively. No financial statements with regard to Teleplus are included herein since a business was not acquired as a result of the transaction.

                  (iv)  Pursuant  to a  Stock  Purchase  Agreement  dated  as of
September 30, 1996 by and among the Company, NBE and James E. Everingham and Daryl A. Frame, as selling shareholders, the Company acquired 80% of the outstanding stock of NBE in consideration for the issuance by the Company of 357,796 Common Shares to the selling shareholders. Under certain circumstances, the Company has the option to acquire the remaining outstanding shares of NBE. No financial statements with regard to NBE are included herein since NBE is not a "significant subsidiary" for purposes of the Commission's rules and regulations.

                                 USE OF PROCEEDS

                  The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

                  The following table sets forth, as of September 30, 1996, to the Company's knowledge, certain securities ownership information with respect to the Selling Shareholders:

                                                          Common Shares to
                      Common Shares    Number of Common    be Beneficially
                      Beneficially      Shares Offered        Owned After
        Name              Owned            for Sale           Offering
        ----              -----            --------           --------

                                                                     Percent
                                                                       of
                                                          Number   Outstanding
                                                          ------   -----------

Kenneth G. Baritz     325,666(1)(2)       50,000(2)       275,666       1.1%

Brown Simpson, LLC     50,000(3)          50,000            -0-          -

Ann Diamond             3,000              3,000            -0-          -

Lawrence Diamond        7,000(4)           7,000            -0-          -

Joseph Getz            12,000             10,000            2,000        *

John Kane              81,500(5)           5,000           76,500        *

Bruce Sandys          100,000             25,000           75,000        *

Southbrook
 International
 Investments, Ltd.    754,717(6)       1,363,790(6)         -0-          -



----------
 *       Less than 1%.

(1)      Includes   91,666   Common  Shares   issuable   pursuant  to  currently
         exercisable options and warrants and 50,000 shares issued as a restricted stock grant.

(2) Resale of shares is subject to the terms of a lockup agreement between Mr. Baritz and the Company pursuant to which the shares may not be sold publicly for a period of one year following the date of this Prospectus (subject to certain exceptions).

(3) Represents shares issuable pursuant to currently exercisable warrants.

(4)      Shares are held in a retirement trust.

(5)      Includes   50,000   Common  Shares   issuable   pursuant  to  currently
         exercisable options and 25,000 shares issued as a restricted stock grant.

(6) Southbrook International Investments, Ltd. ("Southbrook") is the owner of 100,000 Series G Preferred Shares of the Company. Such shares are convertible generally into such number of Common Shares as shall equal $20 divided by the lesser of (i) $3.5125 or (ii) 80% of the average closing bid price for the Company's Common Shares for the five trading days immediately preceding the conversion date. Accordingly, the number of Common Shares ultimately issuable to Southbrook upon conversion of the Series G Preferred Shares is, in part, dependent upon the market price of the Company's Common Shares at the time of conversion and, therefore, cannot be determined at this time. Based upon the average closing bid price for the Company's Common Shares for the five trading days immediately preceding September 30, 1996 of $3.3125, as of such date, the number of shares that would have been issuable upon conversion of the Series G Preferred Shares was approximately 754,717. Pursuant to an agreement between the Company and Southbrook, the number of shares to be registered upon conversion of the Series G Preferred Shares is to be two times the number of shares issuable based upon a conversion price of $3.5125 per share. Based upon such conversion price, an aggregate of 569,395 Common Shares would be issuable upon such conversion. Accordingly, an aggregate of 1,138,790 shares are covered by the registration statement of which this Prospectus forms a part. The remaining 225,000 shares beneficially owned by Southbrook and offered for sale hereunder represent shares issuable pursuant to currently exercisable warrants.

                  The securities set forth in the above table are included in this Prospectus pursuant to registration commitments accorded to the Selling Shareholders. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

                  To the Company's knowledge, no Selling Shareholder has had any position, office or other material relationship with the Company or any of its affiliates during the past three years (other than as a holder of the Company's securities), except that (i) Kenneth G. Baritz has served as a director of the Company since October 1992 and as its Chairman of the Board since January 1994;
(ii) Lawrence Diamond has served as an employee of the Company or its subsidiaries since July 1994 (Ann Diamond being the wife of Mr. Diamond); and
(iii) John Kane has served as AMNEX's Executive Vice President for Corporate Development since June 1995 and as the Company's Executive Vice President since February 1996.

                              PLAN OF DISTRIBUTION

                  The Common Shares set forth in the "Selling Shareholders" table may be sold by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest, either pursuant to the Registration Statement of which this Prospectus forms a part or, if available, under Section 4(1) of the Securities Act or Rule 144 promulgated thereunder.

                  This offering is not being underwritten. The Selling Shareholders, directly through agents designated from time to time, or through broker-dealers or underwriters also to be designated (who may purchase as principal and resell for their own account), may sell the Shares from time to time, in or through privately negotiated transactions, or in one or more transactions, including block transactions, on the NASDAQ Small Cap Market or on any other market or stock exchange on which the Shares may be listed in the future pursuant to and in accordance with the applicable rules of such market or exchange or otherwise. The selling price of the Shares may be at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. From time to time the Selling Shareholders may engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith. Further, except as set forth herein, the Selling Shareholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time, which may have a depressive effect on the market price of the Company's Common Shares.

                  The Selling Shareholders may also pledge shares as collateral for margin accounts, and such shares could be resold pursuant to the terms of such accounts.

                  To the extent required by applicable law, the specific Shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any such agent, broker-dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. Resales or reoffers of the Shares by the Selling Shareholders must be accompanied by a copy of this Prospectus.

                  The Selling Shareholders and any agents, broker-dealers or underwriters that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them, and any discounts, commissions or concessions received by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

                                  LEGAL MATTERS

                  Matters relating to the legality of the securities being offered hereby are being passed upon for the Company by Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554. Members of the firm of Certilman Balin Adler & Hyman, LLP are shareholders of the Company.

                                     EXPERTS

                  The consolidated financial statements of AMNEX, Inc. appearing in AMNEX, Inc.'s 1995 Annual Report (Form 10-K), as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                  The financial statements of Crescent appearing in AMNEX, Inc.'s Form 8-K for an event dated October 4, 1995, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                  The audited historical consolidated financial statements for the years ended September 30, 1993, 1994 and 1995 of Capital Network System, Inc., incorporated by reference in this Prospectus, which appear in the Exhibit to Amendment No. 1 to AMNEX, Inc.'s Form 8-K for an event dated June 28, 1996, as amended, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

                  The Company has filed a registration statement on Form S-3 (together with all amendments thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed therewith, copies of which may be obtained upon payment of a fee prescribed by the Commission, or may be examined free of charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Each statement made in this Prospectus referring to a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          The following table sets forth the expenses (estimated except for the Registration Fee) in connection with the offering described in the Registration
Statement:

Registration Fee...................................    $1,334.89
Accountants' Fees and Expenses.....................         *
Legal Fees and Expenses............................         *
Printing ..........................................         *
Miscellaneous......................................         *
                                                       ---------
  Total............................................    $    *
                                                       =========

* To be filed by amendment.

Item 15.  Indemnification of Directors and Officers.

          Under the laws of the State of New York, the officers and directors of the Registrant are entitled to indemnification by the Registrant, under certain circumstances, pursuant to Sections 721-727 of the New York Business Corporation Law which authorizes the Registrant, generally, to indemnify officers and directors against both expenses and liabilities in connection with any proceeding involving any such officer or director, other than in a proceeding by or in the right of the Registrant to procure a judgment in its favor, if (i) such officer or director acted in good faith and in a manner he reasonably believed to be in the best interests of the Registrant; and (ii) with respect to any criminal proceeding, such officer or director also had no reasonable cause to believe his conduct was unlawful. In addition, such statute authorizes the Registrant, generally, to indemnify officers and directors against amounts paid in settlement and their expenses in connection with any proceeding by or in the right of the Registrant to procure a judgment in its favor which involved the officer or director, if such officer or director acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant.

          The Registrant is required to indemnify an officer or director, as set forth above, if such officer or director has been successful on the merits or otherwise in the defense of any matter referred to herein. Otherwise, indemnification of an officer or director, unless ordered by a court, may be made by the Registrant only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the officer or director met the applicable standard of conduct or because indemnification is permitted pursuant to Section 721 of the Business Corporation Law. Such determination shall be made generally (a) by the Board of Directors of the Registrant, acting by a quorum consisting of directors who were not parties to the proceeding; or (b) if a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs (i) by the Board of Directors upon the written opinion of independent legal counsel that indemnification is proper under the circumstances, or (ii) by the shareholders.

          Article X of the Registrant's By-Laws provides that the Registrant shall, to the fullest extent permitted by law, indemnify all its officers and directors.

          The Registrant's Certificate of Incorporation contains the provisions of Section 402(b) of the Business Corporation Law of the State of New York relating to the elimination of directors' liability for damages for breach of duty in such capacity.

Item 16.  Exhibits.

Exhibit Number        Description of Exhibit

 2.1 Amended and Restated Asset Purchase Agreement, dated as of October 4, 1995, among Crescent Public Communications Inc. ("Crescent"), Crescent Communications, Inc. ("CCI"), AMNEX, Inc. and Friedli Corporate Finance AG ("Friedli AG").1

 2.2 Letter agreement, dated as of October 4, 1995, among the Company, Crescent, CCI and Friedli AG pursuant to which, among other matters, the Agreement was declared null and void.1

--------
1 Denotes document filed as an exhibit to the Registrant's Current Report on Form 8-K for an event dated October 4, 1995, as amended (File No. 0-17158), and incorporated herein by reference.

 2.3 Letter agreement, dated as of October 4, 1995, among the Company, Crescent, the stockholders of CCI and Friedli AG, among others.1

 2.4 Stock Purchase Agreement, dated as of April 26, 1996, among AMNEX, Inc., Robert A. Rowland, Delajane Rowland, Donald D. Simmons,
                      C. Michael Moehle, Barbara Ann Cromwell, Ellen
                      E. Wood, Daniel N. Matheson, Capital Network
                      System, Inc., Capital Network International,
                      Inc., Capital Network Mexico, S.A. de C.V., and Point to Point Communications Company.2

 2.5 First Amendment to Stock Purchase Agreement, dated as of June 28, 1996, by and among the foregoing parties as well as Sirrom Capital
                      Corporation and Spectrum Global
                      Telecommunications Pty Limited.2

 4                    Specimen of certificate evidencing Common
                      Shares of the Registrant3

 5 Opinion of Certilman Balin Adler & Hyman, LLP regarding the legality of the securities being registered

23.1                  Consent of Ernst & Young LLP (with respect to the Company)

23.2                  Consent of Price Waterhouse LLP

23.3                  Consent of Ernst & Young LLP (with respect to Crescent)
--------
2 Denotes document filed as an exhibit to the Registrant's Current Report on Form 8-K for an event dated June 28, 1996, as amended (File No. 0-17158), and incorporated herein by reference.

3 Denotes document filed as an exhibit to the Registrant's Registration Statement on Form S-3 (Registration No. 33-58084) and incorporated herein by reference.

23.4 Consent of Certilman Balin Adler & Hyman, LLP (included in its opinion filed as Exhibit 5)

24 Powers of Attorney (included in signature page forming a part hereof)

Item 17.  Undertakings.

             The undersigned Registrant hereby undertakes:

             (l) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provi sions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 6th day of November, 1996.


                                              AMNEX, INC.

                                              By:/s/Kenneth G. Baritz
                                              -----------------------
                                              Kenneth G. Baritz
                                              Chairman of the Board

                                   ----------

                                POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Peter M. Izzo, Jr. and Kenneth G. Baritz his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                     Capacity                       Date
---------                     --------                       ----

                             President, Chief
                             Executive Officer and
                             Director (Principal
/s/ Peter M. Izzo, Jr.       Executive Officer)         November 6, 1996
----------------------
Peter M. Izzo, Jr.

                             Chairman of the
                             Board (Principal
/s/ Kenneth G. Baritz        Financial Officer)         November 6, 1996
----------------------
Kenneth G. Baritz

                             Vice President - Finance,
                             Treasurer and Chief
                             Accounting Officer
                             (Principal Accounting
/s/ Richard L. Stoun         Officer)                   November 6, 1996
----------------------
Richard L. Stoun



/s/ Michael V. Dettmers      Director                   November 6, 1996
-----------------------
Michael V. Dettmers